UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2022 (December 13, 2022)

MALVERN BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-54835	45-5307782
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification No.)

42 East Lancaster Avenue, Paoli, Pennsylvania 19301

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (610) 644-9400

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock	MLVF	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Merger Agreement

On December 13, 2022, Malvern Bancorp, Inc., a Pennsylvania corporation (“Malvern”), Malvern Bank, National Association, a national bank and the wholly-owned subsidiary of Malvern (“Malvern Bank”), and First Bank (“First Bank”) entered into an Agreement and Plan of Merger (the “Agreement”), pursuant to which, subject to the terms and conditions of the Agreement, Malvern will merge with and into First Bank immediately followed by the merger of Malvern Bank with and into First Bank, with First Bank continuing as the surviving corporation in each case (collectively, the “Merger”). The Agreement was unanimously approved by the board of directors of each of First Bank, Malvern and Malvern Bank.

Merger Consideration

At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of Malvern (“Malvern Common Stock”), will be converted into the right to receive $7.80 in cash and 0.7733 shares of common stock, par value $5.00 per share, of First Bank (“First Bank Common Stock”). Holders of Malvern Common Stock will receive cash in lieu of fractional shares.

As further described in the Agreement, if Malvern’s adjusted shareholders’ equity as of the tenth day prior to the closing date of the Merger does not equal or exceed $140,000,000, the cash component of the Merger consideration described above will be reduced, on a dollar for dollar basis, in an amount equal to the difference between Malvern’s adjusted shareholders’ equity and $140,000,000. If Malvern’s adjusted shareholders’ equity is $125,000,000 or less, First Bank will not be obligated to consummate the Merger.

At the Effective Time, each outstanding Malvern restricted stock award will no longer be subject to any vesting restrictions and will be converted into the right to receive the Merger consideration described above.

Additionally, at the Effective Time, each outstanding and unexercised option granted by Malvern to purchase shares of Malvern Common Stock, whether vested or unvested, will be converted into the right to receive a cash payment equal to (1) the product of (a) the number of shares of Malvern Common Stock underlying such stock option multiplied by (b) the excess, if any, of (i) the 0.7733 exchange ratio multiplied by the average closing price of First Bank common stock for the 20 trading days preceding the 10th day prior to the closing date of the Merger, plus $7.80 in cash over (ii) the per share exercise price of such option, minus (2) all applicable withholding taxes.

Certain Governance Matters

The Agreement provides that, contingent upon the consummation of the Merger, the Board of Directors of First Bank will take all actions necessary to increase the number of First Bank directors by three and appoint three Malvern directors to the First Bank Board of Directors as of the Effective Time. The new directors will be chosen by First Bank in consultation with Malvern.

Certain Other Terms and Conditions

The Agreement contains customary representations and warranties and covenants by First Bank and Malvern, including, among others, covenants relating to (1) the conduct of each party’s business during the period prior to the consummation of the Merger, (2) the preparation and filing of all applications, notices and other documents necessary to obtain the required consents and approvals for the Merger, (3) each party’s obligations to call and hold a special meeting of shareholders to vote upon the Agreement and the Merger, as well as, in the case of First Bank, the issuance of shares of First Bank Common Stock in connection with the Merger (the “First Bank Share Issuance”) and the increase in First Bank Board of Directors, (4) the recommendation by the parties’ respective Boards of Directors that their respective shareholders vote in favor of approval of the Agreement and the Merger, and, in the case of First Bank, in favor of the First Bank Share Issuance and the increase in the First Bank Board of Directors, subject to certain exceptions in the case of Malvern, and (5) Malvern’s non-solicitation obligations relating to alternative business combination transactions.

The Merger is subject to customary closing conditions, including, among others, (1) approval of the Merger by the shareholders of Malvern and First Bank and the approval of the First Bank Share Issuance and the increase in the First Bank Board of Directors by the shareholders of First Bank, (2) receipt of required regulatory approvals, without any condition that would reasonably be expected to have a material adverse effect on First Bank following the Merger, (3) the absence of any law or order prohibiting the consummation of the transactions contemplated by the Agreement (including the Merger), (4) the filing of the offering circular for the First Bank Common Stock to be issued in the Merger, (5) the approval for listing on the Nasdaq Global Select Market of the First Bank Common Stock to be issued in the Merger, and (6) receipt by each party of an opinion from its respective counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, as well as (7) the assumption of Malvern’s obligations under Malvern’s 6.125% Fixed-to-Floating Rate Subordinated Notes due 2027 by First Bank.

Each party’s obligation to consummate the Merger is also subject to certain additional customary conditions, including (1) subject to certain exceptions, the accuracy of the representations and warranties of the other party and (2) performance in all material respects by the other party of its obligations under the Agreement. Additionally, First Bank will not be obligated to consummate the Merger unless Malvern’s adjusted shareholders’ equity as of the tenth day prior to the closing dating of the Merger, calculated as set forth in the Agreement, exceeds $125,000,000.

The Agreement provides certain termination rights for both First Bank and Malvern and further provides that a termination fee of $5.9 million will be payable by Malvern upon termination of the Agreement under certain circumstances. Additionally, either First Bank or Malvern may be required to reimburse the other party for Merger-related expenses of up to $350,000 upon termination of the Agreement in certain other circumstances.

The representations, warranties and covenants of each party set forth in the Agreement have been made only for purposes of, and were and are solely for the benefit of the parties to, the Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact. In addition, such representations and warranties generally (1) will not survive consummation of the Merger, unless otherwise specified therein, and (2) were made only as of the date of the Agreement or such other date as is specified in the Agreement. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Agreement is included with this Current Report on Form 8-K only to provide investors with information regarding the terms of the Agreement, and not to provide investors with any other factual information regarding First Bank or Malvern, their respective affiliates or their respective businesses. The Agreement should not be read alone, but should instead be read in conjunction with the other information regarding First Bank, Malvern, their respective affiliates or their respective businesses, the Agreement and the Merger that will be contained in, or incorporated by reference into, the joint proxy statement/offering circular filed by First Bank with the Federal Deposit Insurance Company (“FDIC”) and by Malvern with the Securities and Exchange Commission (“SEC”), which will include a joint proxy statement of First Bank and Malvern and an offering circular of First Bank, as well as in the Forms 10-K, Forms 10-Q, Forms 8-K and other filings that First Bank may make with the FDIC and that Malvern may make with the SEC.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and incorporated by reference herein.

Voting Agreement

In connection with the Agreement, First Bank entered into Voting Agreements with Malvern and each director of Malvern and certain Malvern Insiders (as such term is defined in the Agreement), in their capacity as shareholders of Malvern, a form of which is attached to this Current Report on Form 8-K as Exhibit 10.1 (the “Voting Agreements”). The shareholders that are party to the Voting Agreements beneficially own in the aggregate approximately 5.6% of the outstanding shares of Malvern Common Stock. The Voting Agreements require, among other things, that the stockholder party thereto vote all of their shares of Malvern Common Stock in favor of the Merger and the other transactions contemplated by the Agreement and against alternative transactions and not to, directly or indirectly, assign, sell, transfer or otherwise dispose of their shares of Malvern Common Stock, subject to certain exceptions.

The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Voting Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

Important Additional Information and Where to Find It

In connection with the proposed merger, Malvern shall file with the SEC, and First Bank will file with the FDIC, and mail to shareholders of First Bank and Malvern a joint proxy statement/offering circular, which will include a joint proxy statement of First Bank and Malvern and an offering circular of First Bank. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF MALVERN AND FIRST BANK ARE URGED TO READ THE JOINT PROXY STATEMENT/OFFERING CIRCULAR REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE FDIC BY FIRST BANK AND WITH THE SEC BY MALVERN, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the joint proxy statement, as well as other filings containing information about Malvern, may be obtained at the SEC’s Internet site (https://www.sec.gov/edgar) when filed by Malvern, and on the FDIC’s Internet site (https://efr.fdic.gov/fcxweb/efr/index.html), when they are filed by First Bank. You will also be able to obtain the joint proxy statement, when it is filed, free of charge, from Malvern at Malvern’s Internet site (https://ir.malvernbancorp.com/corporate-info/corporate-profile/default.aspx). Copies of the proxy statement/offering circular can also be obtained, when it becomes available, free of charge, by directing a request to First Bank, 2465 Kuser Road, Hamilton, NJ 08690, Attention: Andrew Hibshman, Executive Vice President and CFO, Telephone: (609) 643-0058 or to Malvern Bancorp, Inc., 42 E. Lancaster Ave, Paoli, PA 19301, Attention: Joseph Gangemi, Executive Vice President and CFO Telephone: (610) 695-3676.

Participants in the Solicitation

Malvern, First Bank and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Malvern or First Bank, respectively, in connection with the proposed merger. Information about the directors and executive officers of Malvern who may be deemed participants in the proxy solicitation is set forth in the proxy statement for Malvern’s 2022 annual meeting of shareholders, filed with the SEC on January 27, 2022. Information about the directors and executive officers of First Bank who may be deemed participants in the proxy solicitation is set forth in the proxy statement for First Bank’s 2022 annual meeting of shareholders, filed with the FDIC on March 30, 2022. Additional information regarding all of the participants in the solicitation, including a description of their direct and indirect interests, by securities holdings or otherwise, may be obtained by reading the joint proxy statement/offering circular regarding the proposed Merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information regarding Malvern’s and First Bank’s future financial performance, business and growth strategies, projected plans and objectives, and the proposed Merger, integration of businesses, ability to recognize anticipated operational efficiencies, and other projections based on macroeconomic and industry trends. Such forward-looking statements are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections about First Bank and Malvern, any of which may materially change over time and some of which may be beyond First Bank’s and Malvern’s control. Forward-looking statements may be identified by use of terms such as “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”’ In addition to factors disclosed in First Bank’s reports filed with the FDIC, Malvern’s reports filed with the SEC and those identified elsewhere in this Current Report on Form 8-K, the following factors among others, could cause actual results to differ materially from forward-looking statements or historical performance: changes in First Bank’s or Malvern’s operating or expansion strategies, availability of and costs associated with obtaining adequate and timely sources of liquidity, the ability to maintain credit quality, possible adverse rulings, judgments, settlements and other outcomes of pending litigation, the ability of First Bank and Malvern to collect amounts due under loan agreements, changes in consumer preferences, effectiveness of First Bank’s or Malvern’s interest rate risk management strategies, laws and regulations affecting financial institutions in general or relating to taxes, the effect of pending or future legislation, the ability to obtain regulatory approvals and meet other closing conditions to the proposed Merger, including approval by First Bank’s and Malvern’s shareholders on the expected terms and schedule, delay in closing the Merger, difficulties and delays in integrating Malvern’s business or fully realizing cost savings and other benefits of the Merger, business disruption following the Merger, changes in interest rates and capital markets, inflation, customer acceptance of First Bank’s products and services, customer borrowing, repayment, investment and deposit practices, customer disintermediation, the introduction, withdrawal, success and timing of business initiatives, competitive conditions, and other risk factors. If one or more events related to these or other risks or uncertainties materialize, or if underlying assumptions prove to be incorrect, actual results may differ materially from what First Bank or Malvern anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and First Bank and Malvern do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. All forward-looking statements, expressed or implied, included in this Current Report on Form 8-K are expressly qualified in their entirety by this cautionary statement.

Item 7.01 Regulation FD Disclosure.

On December 14, 2022, First Bank and Malvern released a presentation to investors in connection with the announcement that First Bank and Malvern had entered into the Agreement. The presentation is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 8.01 Other Events.

On December 14, 2022, Malvern and First Bank issued a press release announcing that Malvern, Malvern Bank and First Bank entered into the Agreement. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

2.1	Agreement and Plan of Merger, dated December 13, 2022, by and among First Bank, Malvern Bancorp, Inc. and Malvern Bank, National Association.
10.1	Form of Voting Agreement, dated December 13, 2022, by and between First Bank and certain stockholders of Malvern Bancorp, Inc.
99.1	Press Release of Malvern and First Bank, dated December 14, 2022.
99.2	Investor Presentation dated December 14, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MALVERN BANCORP, INC.

Dated: December 14, 2022	By:	/s/ Joseph D. Gangemi
Joseph D. Gangemi
Executive Vice President and Chief Financial Officer